For Immediate Release

              Consolidated Capital of North America, Inc. Announces
                        Termination of Business Proposal.

Denver, Colorado, April 3, 2000. Consolidated Capital of North America, Inc. (OTCBB: CDNO) announced today that the holders of a substantial amount of the Company's debt have failed to accept management's previously announced private offer to its creditors to exchange its outstanding parent-company debt for Common Stock. Therefore, as of March 31, 2000 the Company remains subject to a material amount of debt.

Accordingly, the proposal for a possible combination of the Company with European e Commerce Limited ("EEC") has been terminated. One of several conditions for the combination with EEC to proceed was that the Company be free of all material debts by March 31, 2000.

The Company has not retained an accounting firm to prepare its 1999 audited financial statements because it does not have funds available to pay for the audit. Therefore, the Company was not able to file its Form 10-KSB in a timely manner. Such failure has resulted in the inability of certain holders of restricted and control securities to sell those securities under the SEC's Rule 144.

Management intends to consider any options that may become available, and may continue its dialog with its creditors. At the present time, there are no proposals or opportunities that Management is aware of, or considering.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties relating to the Company's ability to continue to operate at even minimal levels. Therefore, the actual results of the Company's efforts may differ materially from those described in this press release.

Contact:
--------------
Richard Bailey
President
310-265-4404